Press Release
Teleconnect, Inc. Reveals New Business
05.03.10, 5:08 PM ET

BREDA, Netherlands, May 3 /PRNewswire-FirstCall/ -- Teleconnect, Inc. (OTCBB: TLCO) announced today that it has signed a Letter of Intent to acquire 100% of Hollandsche Exploitatie Maatschappij BV (HEM) in The Netherlands. HEM, established in 2007, developed the very effective age validation system 'Ageviewers.' The business of age validation is at the core of Teleconnect's new strategic direction and is expected to provide future growth. Both existing subsidiaries of Teleconnect, Photowizz and Giga Matrix, will fulfill an eminent function in the chain of supply of Teleconnect's new service offering. The purchase of HEM is subject to due diligence by Teleconnect as well as shareholders' approval.

Background
Alcohol consumption at too early an age has developed into a global problem over this past decade. Adolescents drink too early, too often and too much. High alcohol consumption at a young age can leave scars impossible to remove. It can lead to acute intoxication and causes irreparable damage to the young and developing brain. Poor school results and disorderly conduct are problems associated with drinking at too early an age. Moreover, it increases the chance of developing alcohol-related problems at a later stage in life.

The extent of the damage for society, either short or long term, can hardly be accounted for any more. Effectively limiting the availability of alcohol for adolescents by strictly enforcing legal age limits has become a top priority in the health policies of most developed countries.

Lock on alcohol
The general availability of alcohol is significantly enhanced by a lack of consistency and the inherent inefficiencies to traditional methods of age validation. With the Ageviewers system, age checks are therefore no longer performed by cashiers, but systematically and from a remote validation center. Without authorization from the center, there is no way to register the sale of a product requiring an age check. The approach has proved to make it virtually impossible for minors to acquire alcohol or tobacco.

The system does not confront adults with the burden of having to show identification. Also, it introduces the possibility of 100% age compliance for the sale of alcohol and tobacco products at self scan checkouts.

Milestones
While completing the technical development and successfully performing pilots in retail outlets, HEM in 2009 was awarded subsidies by both the European Community and the Dutch Government for the "social and technical innovation" demonstrated with the Ageviewers solution. Also, an article highlighting the effectiveness of the Ageviewers solution was published in the Journal of Adolescent Health. Last January, the Dutch Minister of Health revealed a report by the Dutch Consumer Product Safety Authority, concluding the unique possibilities the system offers in the enforcement of age limits. In March 2010, the Koninklijke SlijtersUnie, the royal Dutch association of independent liquor stores representing over 500 outlets in the Netherlands, announced the introduction of Ageviewers among their member outlets.

Business Model
With the completion of the HEM acquisition, Teleconnect's future business model will be based on four sources of income that function complementary. These four sources are related to the leasing of age validation equipment, the performance of age validation transactions, the performance of market surveys and the broadcasting of in-store commercial messages using age validation equipment in between age checks.

President's Message
"We announced in early 2009 a drastic corporate restructuring of Teleconnect, Inc. which we have now successfully completed. Our telecommunications business was sold in order to eliminate non-core cash draining activities. In this process, we significantly improved our balance sheet. We foresaw the value of both existing subsidiaries whilst investigating our new strategic direction. At the same time, Teleconnect restored its status of "good standing" with the regulatory authorities.

"Teleconnect, Inc. is now a clean and well-organized holding company and we consider it ready to engage in new business. In launching new business, we will demonstrate a sense of sustainability: it is our objective to excel in Ecological, Social and Governance (ESG) issues. The well being and health of young people and prevention of problems like aggression, violence and accidents are among those issues. Ageviewers creates a healthier and safer society, safer working conditions for cashiers, and it reduces the necessity and cost of law enforcement. It is simply a unique and economically responsible answer to many urgent demands.

"HEM is an early development stage company which makes it still affordable. The access to the capital market provided by Teleconnect enables HEM to pursue its global ambition. It is a win-win situation.

"The execution of our strategy requires investment and careful planning, and we are confident that in this way we will be able to successfully pursue our objectives. For all investors with mid- to long-term investment intentions, especially those investors that choose a socially responsible point of view, a share in Teleconnect, Inc. could very well be an attractive choice."

For more information on Hollandsche Exploitatie Maatschappij BV please refer to www.hembreda.nl
For more information on Teleconnect Inc please refer to the Over-the-Counter Bulletin Board (OTCBB) with trading symbol TLCO at the following website: www.otcbb.com

Statements contained in this press release contain the Company's, or its management's, expectations and assumptions about future events, are forward-looking statements intended to be covered by the safe harbour provisions of the Private Securities Litigation Reform Act of 1995, and the results anticipated by any or all of the forward-looking statements may not occur. In addition, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, these forward looking statements. Factors that could affect those results include, but are not limited to, those described in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2009 as well as the Company's subsequent reports on Form 10-Q and Form 8-K, which have been, or will be, filed with the Securities and Exchange Commission.

SOURCE Teleconnect, Inc.
Media Contact:  Mr. Gustavo Gomez
Email: ageviewers@gmail.com

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